Exhibit 99.1

Cable One Reports Fourth Quarter and Full Year 2020 Results

February 25, 2021 – PHOENIX – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable One”) today reported financial and operating results for the quarter and year ended December 31, 2020.

Cable One completed the acquisitions of Fidelity Communications Co.’s data, video and voice business and certain related assets (collectively, “Fidelity”) on October 1, 2019 and Valu-Net LLC (“Valu-Net”) on July 1, 2020. The Company also completed the contribution of its Anniston, Alabama system (the “Anniston System”) to Hargray Communications, a data, video and voice services provider (“Hargray”) on October 1, 2020. For purposes of comparability of full year 2020 financial results with full year 2019 financial results below, the term “incremental operations” refers to the results of Fidelity for the first three quarters of 2020 (as the Company owned Fidelity for the fourth quarters of both 2020 and 2019) and the results of Valu-Net for the third and fourth quarters of 2020. In addition, the results discussed below and presented in the tables within this press release do not include the Anniston System since the date of its contribution to Hargray.

Fourth Quarter 2020 Highlights:

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Total revenues were $336.8 million in the fourth quarter of 2020 compared to $318.8 million in the fourth quarter of 2019, an increase of 5.7%. Residential data revenues increased 17.1% and business services revenues increased 3.4% year-over-year.

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Net income was $106.2 million in the fourth quarter of 2020, an increase of 98.2% year-over-year, including an $82.6 million pre-tax non-cash gain on sale of the Anniston System and a $17.5 million non-cash loss on a fair value adjustment associated with the call and put options discussed below. Adjusted EBITDA(1) was $178.9 million, an increase of 13.0% year-over-year. Net profit margin was 31.5% and Adjusted EBITDA margin(1) was 53.1%.

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Net cash provided by operating activities was $175.4 million in the fourth quarter of 2020, an increase of 12.0% year-over-year. Adjusted EBITDA less capital expenditures(1) was $103.7 million in the fourth quarter of 2020 compared to $72.3 million in the fourth quarter of 2019.

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Residential data primary service units (“PSUs”) grew by more than 82,000, or 11.8%, year-over-year, which excludes approximately 19,000 residential data PSUs from the Anniston System that were contributed to Hargray and includes approximately 5,000 residential data PSUs acquired in the Valu-Net acquisition. Business services PSUs were flat compared to the prior year.

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On October 1, 2020, the Company contributed the Anniston System in exchange for an approximately 15% equity interest in Hargray on a fully diluted basis (the “Anniston Exchange”) and recognized an $82.6 million non-cash gain.

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On October 30, 2020, the Company amended and restated its credit agreement (the “Third Restatement Agreement”) to, among other things, upsize certain of its term loans by $300.0 million and its revolving credit facility capacity (the “Revolving Credit Facility”) by $150.0 million, extend the maturities of its term loans through 2025 to 2027 and extend the maturity of the Revolving Credit Facility to 2025. The Company used the net proceeds from the term loan upsizing, together with cash on hand, to repay all $483.8 million aggregate outstanding principal amount of its term “B-1” loan tranche (the “Term Loan B-1”).

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On November 9, 2020, the Company completed a private offering of $650.0 million aggregate principal amount of 4.00% senior notes due 2030 (the “Notes Offering”). The Company used a portion of the net proceeds from the Notes Offering to fund its investment in Mega Broadband Investments Holdings LLC, a data, video and voice services provider (“MBI”), and expects to use the remainder for general corporate purposes, which may include additional acquisitions and strategic investments.

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On November 12, 2020, the Company acquired a 45% equity interest in MBI for $574.9 million in cash (the “MBI Investment”). As part of the MBI Investment, the Company acquired a call option to purchase the remaining equity interests in MBI that it does not already own between January 1, 2023 and June 30, 2024, and certain investors in MBI have a put option to sell such remaining equity interests in MBI to the Company between July 1, 2025 and September 30, 2025.

Full Year 2020 Highlights:

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Total revenues were more than $1.3 billion in 2020 compared to nearly $1.2 billion in 2019, an increase of 13.5%. Residential data revenues increased 22.3% and business services revenues increased 14.7% year-over-year.

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Net income was $304.4 million in 2020, an increase of 70.4% year-over-year. Adjusted EBITDA was $674.1 million, an increase of 18.5% year-over-year. Net profit margin was 23.0% and Adjusted EBITDA margin was 50.9%.

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Net cash provided by operating activities was $574.4 million in 2020, an increase of 16.8% year-over-year. Adjusted EBITDA less capital expenditures was $380.9 million in 2020, an increase of 24.2% year-over-year.

Other Highlights:

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As part of its ongoing efforts to help ease the financial burden and provide continued connectivity for its customers and communities impacted by the COVID-19 pandemic, the Company extended through the end of 2021 multiple relief measures set in place in the first quarter of 2020. This includes providing free public Wi-Fi hotspots across its footprint and continuing to offer its 15 Megabit per second residential data plan for $10 per month for the first three months of service to help low-income families as well as those most impacted by COVID-19 challenges. The Company is also continuing to participate in the ACA Connects’ and EducationSuperHighway’s “K-12 Bridge to Broadband” initiative, which helps school districts and states provide internet access for students in low-income households.

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On February 12, 2021, the Company entered into a definitive agreement to acquire the equity interests in Hargray that it does not already own, which represent approximately 85% of Hargray on a fully diluted basis. The transaction implies a $2.2 billion total enterprise value for 100% of the equity interests of Hargray on a debt-free and cash-free basis. The Company intends to finance the transaction with a combination of existing cash resources and proceeds from new indebtedness (which may include revolving credit facility borrowings) and/or equity capital. The Company has received $900 million of definitive bridge loan commitments from JPMorgan Chase Bank, N.A. and Credit Suisse AG to finance a portion of the purchase price. The transaction is subject to certain regulatory approvals and other customary closing conditions and is expected to be completed during the second quarter of 2021.

(1) Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are defined in the section of this press release entitled “Use of Non-GAAP Financial Measures.” Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. Refer to the “Reconciliations of Non-GAAP Measures” tables within this press release.

Fourth Quarter 2020 Financial Results Compared to Fourth Quarter 2019

Revenues increased $18.0 million, or 5.7%, to $336.8 million for the fourth quarter of 2020, including $3.2 million from Valu-Net operations. The remaining increase was driven primarily by organic residential data, business services and other revenue growth, partially offset by decreases in organic residential video and residential voice revenues. For the fourth quarter of 2020 and 2019, residential data revenues comprised 52.3% and 47.1% of total revenues and business services revenues comprised 17.5% and 17.9% of total revenues, respectively.

Operating expenses (excluding depreciation and amortization) were $99.4 million in the fourth quarter of 2020 and decreased $4.0 million, or 3.9%, compared to the fourth quarter of 2019. The decrease in operating expenses was primarily attributable to a $4.8 million reduction in programming expenses, partially offset by $1.3 million of additional expenses related to Valu-Net operations. Operating expenses as a percentage of revenues were 29.5% and 32.5% for the fourth quarter of 2020 and 2019, respectively.

Selling, general and administrative expenses were $64.7 million for both the fourth quarter of 2020 and 2019. The fourth quarter 2020 amount included $0.9 million of expenses related to Valu-Net operations and higher professional services, labor, health insurance and rebranding costs that were offset by reductions in acquisition-related, bad debt and system conversion costs. Selling, general and administrative expenses as a percentage of revenues were 19.2% and 20.3% for the fourth quarter of 2020 and 2019, respectively.

Depreciation and amortization expense was $63.4 million for the fourth quarter of 2020 and increased $4.1 million, or 6.9%, compared to the fourth quarter of 2019. The increase was due primarily to new assets placed in service since the fourth quarter of 2019, partially offset by assets that became fully depreciated since the fourth quarter of 2019. Depreciation and amortization expense as a percentage of revenues was 18.8% and 18.6% for the fourth quarter of 2020 and 2019, respectively.

Interest expense increased $1.7 million, or 9.0%, to $20.8 million, driven primarily by additional outstanding debt and higher interest rate swap settlement expense, partially offset by lower interest rates.

Other expense, net, of $23.0 million for the fourth quarter of 2020 consisted of a $17.5 million non-cash loss on fair value adjustment associated with the call and put options to acquire the remaining equity interests in MBI, $6.2 million of debt issuance cost write-offs and $1.2 million of financing-related fees, partially offset by investment and interest income. Other income, net, of $1.3 million for the fourth quarter of 2019 consisted of investment and interest income.

The Company recognized an $82.6 million non-cash gain in the fourth quarter of 2020 in connection with the Anniston Exchange, which positively impacted income before income taxes and equity method investment earnings and net income.

Income tax provision was $41.1 million in the fourth quarter of 2020 compared to $17.2 million in the prior year quarter due primarily to an increase in income before income taxes and equity method investment earnings of $75.2 million. The Company’s effective tax rate was 28.2% and 24.3% for the fourth quarter of 2020 and 2019, respectively.

Net income was $106.2 million in the fourth quarter of 2020 compared to $53.6 million in the prior year quarter.

Adjusted EBITDA was $178.9 million and $158.3 million for the fourth quarter of 2020 and 2019, respectively, an increase of 13.0%. Capital expenditures for the fourth quarter of 2020 totaled $75.2 million compared to $86.0 million for the fourth quarter of 2019. Adjusted EBITDA less capital expenditures for the fourth quarter of 2020 was $103.7 million compared to $72.3 million in the prior year quarter.

Full Year 2020 Financial Results Compared to Full Year 2019

Revenues increased $157.2 million, or 13.5%, to more than $1.3 billion for 2020, driven primarily by $105.5 million from the incremental operations as well as organic residential data and business services revenue growth, partially offset by a decrease in organic residential video, residential voice and other revenues. For 2020 and 2019, residential data revenues comprised 50.5% and 46.9% of total revenues and business services revenues comprised 17.7% and 17.5% of total revenues, respectively.

Operating expenses (excluding depreciation and amortization) were $418.7 million for 2020 and increased $30.2 million, or 7.8%, compared to 2019. The increase in operating expenses attributable to the incremental operations was $34.8 million. Excluding the expenses associated with the incremental operations, operating expenses were $383.9 million for 2020, a decrease of $4.6 million, or 1.2%, compared to 2019. This decrease was due primarily to a $15.9 million reduction in programming expenses, partially offset by increases of $6.9 million in labor and other compensation-related costs due in part to actions the Company took in response to the COVID-19 pandemic and $3.9 million in repairs and maintenance costs. Operating expenses as a percentage of revenues were 31.6% for 2020 compared to 33.3% for 2019.

Selling, general and administrative expenses increased $10.0 million, or 4.1%, to $255.2 million for 2020. The increase in selling, general and administrative expenses attributable to the incremental operations was $20.5 million. Excluding the expenses associated with the incremental operations, selling, general and administrative expenses decreased $10.4 million, or 4.2%, to $234.7 million due primarily to reductions of $5.7 million in acquisition-related costs, $4.6 million in rebranding costs, $3.7 million in health insurance costs and $3.5 million in system conversion costs, partially offset by a $10.4 million increase in labor and other compensation-related costs. Selling, general and administrative expenses as a percentage of revenues were 19.3% and 21.0% for 2020 and 2019, respectively.

Depreciation and amortization expense increased $49.0 million, or 22.6%, which included $35.6 million attributable to the incremental operations. The remaining increase was due primarily to new assets placed in service since 2019, partially offset by assets that became fully depreciated since 2019. As a percentage of revenues, depreciation and amortization expense was 20.0% for 2020 compared to 18.6% for 2019.

Interest expense increased $1.9 million, or 2.6%, to $73.6 million, driven primarily by additional outstanding debt and interest rate swap settlements, partially offset by lower interest rates.

The Company recognized other expense, net, of $16.4 million in 2020, consisting of the $17.5 million fair value adjustment mentioned above, $6.2 million of debt issuance cost write-offs and $1.2 million of financing-related fees, partially offset by investment and interest income. The Company recognized other expense, net, of $4.9 million in 2019, consisting of a $6.5 million call premium related to the redemption of then-outstanding senior notes, $4.2 million of debt issuance cost write-offs and $0.7 million of financing-related fees, partially offset by interest and investment income.

The Company recognized an $82.6 million non-cash gain in 2020 in connection with the Anniston Exchange, which positively impacted income before income taxes and equity method investment earnings and net income.

Income tax provision was $76.3 million for 2020 and increased $21.1 million, or 38.2%, compared to 2019 due primarily to an increase in income before income taxes and equity method investment earnings of $145.5 million, partially offset by a $13.0 million increase in income tax benefits attributable to the net operating loss carryback provision of the Coronavirus Aid, Relief, and Economic Security Act. The Company’s effective tax rate was 20.1% and 23.6% for 2020 and 2019, respectively.

Net income was $304.4 million in 2020 compared to $178.6 million in 2019.

Adjusted EBITDA was $674.1 million and $569.0 million for 2020 and 2019, respectively, an increase of 18.5%. Capital expenditures totaled $293.2 million and $262.4 million for 2020 and 2019, respectively. Adjusted EBITDA less capital expenditures for 2020 was $380.9 million, an increase of $74.3 million, or 24.2%, from the prior year.

COVID-19 Impacts

The COVID-19 pandemic and the Company’s associated responses negatively impacted Adjusted EBITDA by $17.6 million during 2020, primarily during the second and third quarters. The negative impacts were driven by a $12.3 million decrease in revenues largely from the now-concluded suspensions of data overage fees, late charges and reconnect fees as well as diminished growth in business services revenues, coupled with $5.3 million of higher labor costs and other operating expenses, net of lower travel costs. These negative Adjusted EBITDA impacts were more than offset by a greater-than-usual gain in residential data customers in 2020 and the associated increase in residential data revenues.

The negative impacts associated with the actions the Company took in response to the pandemic largely ceased during the fourth quarter of 2020, due primarily to the resumption of billing late charges, reconnect fees and data overage fees as well as the normalization of labor costs. In addition, the Company expects there to be a positive impact on 2021 residential data revenues as a result of retaining a significant number of residential data customers acquired during 2020 as well as anticipated continued growth of residential data customers in 2021, albeit at a slower pace. However, the Company continues to face various uncertainties related to the impact of the COVID-19 pandemic on the overall economy and the Company’s business, including whether it is able to sustain continued customer growth, its level of bad debt expense and if some of the expense reductions realized during the second half of 2020 will continue or if those expenses will return to more normal levels given the fluid situation regarding pandemic-related restrictions across the country.

The Company continues to monitor the evolving situation caused by the COVID-19 pandemic, and it may take further actions required by governmental authorities or that it determines are prudent to support the well-being of its associates, customers, suppliers, business partners and others. The degree to which the COVID-19 pandemic impacts the Company’s operations, business, financial results and financial condition will depend on future developments, which are highly uncertain, continuously evolving and in many cases cannot be predicted. This includes, but is not limited to, the duration and spread of the pandemic, its severity, the efficacy of vaccines (particularly with respect to emerging strains of the virus), the actions to contain the virus or treat its impact, potential legislative or regulatory efforts to impose new requirements on the Company’s data services and how quickly and to what extent normal social, economic and operating conditions can resume.

Accordingly, the Company’s results and financial condition discussed herein may not be indicative of its future results and trends. Refer to the section entitled “Risks Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2020 (the “2020 Form 10-K”), when it is filed with the Securities and Exchange Commission (the “SEC”), for additional risks the Company faces due to the COVID-19 pandemic.

Liquidity and Capital Resources

At December 31, 2020, the Company had $574.9 million of cash and cash equivalents on hand compared to $125.3 million at December 31, 2019. The Company’s debt balance was $2.2 billion and $1.8 billion at December 31, 2020 and 2019, respectively. The Company had $470.4 million available for borrowing under the Revolving Credit Facility as of December 31, 2020.

The Company paid $15.1 million and $56.6 million in dividends to stockholders during the fourth quarter and full-year 2020, respectively.

On November 9, 2020, the Company completed the Notes Offering. The Company used a portion of the net proceeds from the Notes Offering to fund the MBI Investment and expects to use the remainder for general corporate purposes, which may include additional acquisitions and strategic investments.

On October 30, 2020, the Company entered into the Third Restatement Agreement to, among other things, (i) upsize its term “B-3” loan tranche (the “Term Loan B-3”) by $300.0 million (the “B-3 Upsize”) and extend the scheduled maturity of each of its term “B-2” loan tranche (the “Term Loan B-2”) and the Term Loan B-3 to October 30, 2027, (ii) increase the aggregate principal amount of commitments under the Revolving Credit Facility by $150.0 million to $500.0 million and extend the scheduled maturity of each of the Revolving Credit Facility and term “A-2” loan tranche (the “Term Loan A-2”) to October 30, 2025 and (iii) reset the amortization schedule of the Term Loan A-2 so that the Term Loan A-2 will amortize in equal quarterly installments following the date of the amendment and restatement at a rate (expressed as a percentage of the outstanding principal amount on October 30, 2020) of 2.5% per annum for each of the first two years, 5.0% per annum for the third year, 7.5% per annum for the fourth year and 12.5% per annum for the fifth year (in each case subject to customary adjustments in the event of any prepayment), with the balance due upon maturity. Except as described above, the Third Restatement Agreement did not make any material changes to the terms of the Term Loan A-2, the Term Loan B-2, the Term Loan B-3 or the Revolving Credit Facility. The Company used the net proceeds from the B-3 Upsize, together with cash on hand, to repay all $483.8 million aggregate principal amount of its outstanding Term Loan B-1.

Conference Call

Cable One will host a conference call with the financial community to discuss results for the fourth quarter and full year 2020 on Thursday, February 25, 2021, at 5 p.m. Eastern Time (ET).

The conference call will be available via a live audio webcast on the Cable One Investor Relations website at ir.cableone.net or by dialing 1-844-378-6483 (Canada: 1-855-669-9657 or International: 1-412-542-4178). Participants should register for the webcast or dial in for the conference call shortly before 5 p.m. ET.

A replay of the call will be available from February 25, 2021 until March 11, 2021 at ir.cableone.net.

Additional Information Available on Website

The information in this press release should be read in conjunction with the consolidated financial statements and notes thereto contained in the 2020 Form 10-K, which will be posted on the “SEC Filings” section of the Cable One Investor Relations website at ir.cableone.net when it is filed with the SEC. Investors and others interested in more information about Cable One should consult the Company’s website, which is regularly updated with financial and other important information about the Company.

Use of Non-GAAP Financial Measures

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income, net profit margin, net cash provided by operating activities or capital expenditures as a percentage of net income reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and capital expenditures as a percentage of Adjusted EBITDA is reconciled to capital expenditures as a percentage of net income. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. These reconciliations are included in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Adjusted EBITDA” is defined as net income plus interest expense, income tax provision, depreciation and amortization, equity-based compensation, severance expense, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on asset sales and disposals, system conversion costs, rebranding costs, (gain) loss on sale of business, equity method investment earnings, other (income) expense and other unusual expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by total revenues.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, income tax provision, changes in operating assets and liabilities, change in deferred income taxes and other unusual expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Capital expenditures as a percentage of Adjusted EBITDA” is defined as capital expenditures divided by Adjusted EBITDA.

The Company uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculations under the Company’s credit facilities and senior unsecured notes to determine compliance with the covenants contained in the Third Restatement Agreement and the ability to take certain actions under the indenture governing the notes. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes that Adjusted EBITDA, Adjusted EBITDA margin and capital expenditures as a percentage of Adjusted EBITDA are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its stockholders.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures, capital expenditures as a percentage of Adjusted EBITDA and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies.

About Cable One

Cable One, Inc. (NYSE: CABO) is a leading broadband communications provider serving more than 950,000 residential and business customers in 21 states through its Sparklight® and Clearwave® brands. Sparklight provides consumers with a wide array of connectivity and entertainment services, including high-speed internet and advanced Wi-Fi solutions, cable television and phone service. Sparklight Business and Clearwave provide scalable and cost-effective products for businesses ranging in size from small to mid-market, in addition to enterprise, wholesale and carrier customers.

Contacts

Trish Niemann	Steven Cochran
Senior Director, Corporate Communications	Chief Financial Officer
602-364-6372	investor_relations@cableone.biz
patricia.niemann@cableone.biz

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the Company’s industry, business, strategy, acquisitions and strategic investments, dividend policy, financial results and financial condition as well as anticipated impacts from, and the Company’s responses to, the COVID-19 pandemic. Forward-looking statements often include words such as “will,” “should,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. The Company’s actual results may vary materially from those expressed or implied in its forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by the Company or on its behalf. Important factors that could cause the Company’s actual results to differ materially from those in its forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors, which are discussed in the 2020 Form 10-K to be filed with the SEC:

●	the duration and severity of the COVID-19 pandemic and its effects on the Company’s business, financial condition, results of operations and cash flows;
●	rising levels of competition from historical and new entrants in the Company’s markets;
●	recent and future changes in technology;
●	the Company’s ability to continue to grow its business services products;
●	increases in programming costs and retransmission fees;
●	the Company’s ability to obtain hardware, software and operational support from vendors;
●	uncertainties as to the timing of the Company’s acquisition of the equity interests in Hargray that it does not already own (the “Hargray Acquisition”), and the risk that the Hargray Acquisition may not be completed in a timely manner or at all, including failure to receive any required regulatory approvals (or any conditions, limitations or restrictions placed in connection with such approvals);
●	risks that the Company may fail to realize the benefits anticipated as a result of the Hargray Acquisition;
●	business uncertainties that the Company and Hargray will be subject to while the Hargray Acquisition is pending that could adversely affect the Company’s and Hargray’s businesses;
●	risks relating to existing or future acquisitions and strategic investments by the Company;
●	risks that the implementation of the Company’s new enterprise resource planning system disrupts business operations;
●	the integrity and security of the Company’s network and information systems;
●	the impact of possible security breaches and other disruptions, including cyber-attacks;
●	the Company’s failure to obtain necessary intellectual and proprietary rights to operate its business and the risk of intellectual property claims and litigation against the Company;
●	legislative or regulatory efforts to impose network neutrality and other new requirements on the Company’s data services;
●	additional regulation of the Company’s video and voice services;
●	the Company’s ability to renew cable system franchises;
●	increases in pole attachment costs;
●	changes in local governmental franchising authority and broadcast carriage regulations;
●	the potential adverse effect of the Company’s level of indebtedness on its business, financial condition or results of operations and cash flows;
●	the restrictions the terms of the Company’s indebtedness place on its business and corporate actions;
●	the possibility that interest rates will rise, causing the Company’s obligations to service its variable rate indebtedness to increase significantly;
●	the Company’s ability to continue to pay dividends;
●	provisions in the Company’s charter, by-laws and Delaware law that could discourage takeovers and limit the judicial forum for certain disputes;
●	adverse economic conditions;
●	fluctuations in the Company’s stock price;
●	dilution from equity awards and potential stock issuances;
●	damage to the Company’s reputation or brand image;
●	the Company’s ability to retain key employees;
●	the Company’s ability to incur future indebtedness;
●	provisions in the Company’s charter that could limit the liabilities for directors; and
●	the other risks and uncertainties detailed from time to time in the Company’s filings with the SEC, including but not limited to its latest Annual Report on Form 10-K as filed with the SEC.

Any forward-looking statements made by the Company in this communication speak only as of the date on which they are made. The Company is under no obligation, and expressly disclaims any obligation, except as required by law, to update or alter its forward-looking statements, whether as a result of new information, subsequent events or otherwise.

CABLE ONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended December 31,
(dollars in thousands, except per share data)	2020	2019	$ Change	% Change
Revenues:
Residential data	$176,013	$150,285	$25,728	17.1%
Residential video	76,655	86,356	(9,701)	(11.2)%
Residential voice	11,566	12,938	(1,372)	(10.6)%
Business services	58,885	56,936	1,949	3.4%
Other	13,649	12,236	1,413	11.5%
Total Revenues	336,768	318,751	18,017	5.7%
Costs and Expenses:
Operating (excluding depreciation and amortization)	99,445	103,448	(4,003)	(3.9)%
Selling, general and administrative	64,689	64,713	(24)	(0.0)%
Depreciation and amortization	63,374	59,271	4,103	6.9%
Loss on asset sales and disposals, net	2,050	2,812	(762)	(27.1)%
Gain on sale of business	(82,574)	-	(82,574)	100.0%
Total Costs and Expenses	146,984	230,244	(83,260)	(36.2)%
Income from operations	189,784	88,507	101,277	114.4%
Interest expense	(20,758)	(19,038)	(1,720)	9.0%
Other income (expense), net	(23,031)	1,341	(24,372)	NM
Income before income taxes and equity method investment earnings	145,995	70,810	75,185	106.2%
Income tax provision	41,133	17,197	23,936	139.2%
Income before equity method investment earnings	104,862	53,613	51,249	95.6%
Equity method investment earnings	1,376	-	1,376	100.0%
Net income	$106,238	$53,613	$52,625	98.2%

Net Income per Common Share:
Basic	$17.69	$9.43	$8.26	87.6%
Diluted	$17.54	$9.32	$8.22	88.2%
Weighted Average Common Shares Outstanding:
Basic	6,005,252	5,685,840	319,412	5.6%
Diluted	6,055,620	5,751,970	303,650	5.3%

Unrealized gain on cash flow hedges and other, net of tax	$15,752	$23,043	$(7,291)	(31.6)%
Comprehensive income	$121,990	$76,656	$45,334	59.1%

NM = Not meaningful.

CABLE ONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Year Ended December 31,
(dollars in thousands, except per share data)	2020	2019	$ Change	% Change
Revenues:
Residential data	$669,545	$547,240	$122,305	22.3%
Residential video	332,857	335,190	(2,333)	(0.7)%
Residential voice	47,603	43,521	4,082	9.4%
Business services	234,657	204,500	30,157	14.7%
Other	40,567	37,546	3,021	8.0%
Total Revenues	1,325,229	1,167,997	157,232	13.5%
Costs and Expenses:
Operating (excluding depreciation and amortization)	418,704	388,552	30,152	7.8%
Selling, general and administrative	255,163	245,120	10,043	4.1%
Depreciation and amortization	265,658	216,687	48,971	22.6%
(Gain) loss on asset sales and disposals, net	(1,072)	7,187	(8,259)	(114.9)%
Gain on sale of business	(82,574)	-	(82,574)	100.0%
Total Costs and Expenses	855,879	857,546	(1,667)	(0.2)%
Income from operations	469,350	310,451	158,899	51.2%
Interest expense	(73,607)	(71,729)	(1,878)	2.6%
Other expense, net	(16,411)	(4,907)	(11,504)	234.4%
Income before income taxes and equity method investment earnings	379,332	233,815	145,517	62.2%
Income tax provision	76,317	55,233	21,084	38.2%
Income before equity method investment earnings	303,015	178,582	124,433	69.7%
Equity method investment earnings	1,376	-	1,376	100.0%
Net income	$304,391	$178,582	$125,809	70.4%

Net Income per Common Share:
Basic	$51.73	$31.45	$20.28	64.5%
Diluted	$51.27	$31.12	$20.15	64.7%
Weighted Average Common Shares Outstanding:
Basic	5,884,780	5,678,990	205,790	3.6%
Diluted	5,937,582	5,737,856	199,726	3.5%

Unrealized loss on cash flow hedges and other, net of tax	$(72,525)	$(68,062)	$(4,463)	6.6%
Comprehensive income	$231,866	$110,520	$121,346	109.8%

CABLE ONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(dollars in thousands, except par values)	December 31, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$574,909	$125,271
Accounts receivable, net	38,768	38,452
Income taxes receivable	41,245	2,146
Prepaid and other current assets	17,891	15,619
Total Current Assets	672,813	181,488
Equity investments	807,781	206
Property, plant and equipment, net	1,265,460	1,201,271
Intangible assets, net	1,278,198	1,312,381
Goodwill	430,543	429,597
Other noncurrent assets	33,543	26,888
Total Assets	$4,488,338	$3,151,831

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$174,139	$136,993
Deferred revenue	21,051	23,640
Current portion of long-term debt	26,392	28,909
Total Current Liabilities	221,582	189,542
Long-term debt	2,148,798	1,711,937
Deferred income taxes	366,675	303,314
Interest rate swap liability	155,357	78,612
Other noncurrent liabilities	100,627	26,857
Total Liabilities	2,993,039	2,310,262

Stockholders' Equity
Preferred stock ($0.01 par value; 4,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 6,175,399 and 5,887,899 shares issued; and 6,027,704 and 5,715,377 shares outstanding as of December 31, 2020 and 2019, respectively)	62	59
Additional paid-in capital	535,586	51,198
Retained earnings	1,228,172	980,355
Accumulated other comprehensive loss	(140,683)	(68,158)
Treasury stock, at cost (147,695 and 172,522 shares held as of December 31, 2020 and 2019, respectively)	(127,838)	(121,885)
Total Stockholders' Equity	1,495,299	841,569
Total Liabilities and Stockholders' Equity	$4,488,338	$3,151,831

CABLE ONE, INC.
RECONCILIATIONS OF NON-GAAP MEASURES
(Unaudited)

	Three Months Ended December 31,
(dollars in thousands)	2020	2019	$ Change	% Change
Net income	$106,238	$53,613	$52,625	98.2%
Net profit margin	31.5%	16.8%

Plus: Interest expense	$20,758	$19,038	$1,720	9.0%
Income tax provision	41,133	17,197	23,936	139.2%
Depreciation and amortization	63,374	59,271	4,103	6.9%
Equity-based compensation	4,078	3,139	939	29.9%
Loss on deferred compensation	159	106	53	50.0%
Acquisition-related costs	-	2,268	(2,268)	(100.0)%
Loss on asset sales and disposals, net	2,050	2,812	(762)	(27.1)%
System conversion costs	406	1,541	(1,135)	(73.7)%
Rebranding costs	1,636	636	1,000	157.2%
Gain on sale of business	(82,574)	-	(82,574)	100.0%
Equity method investment earnings	(1,376)	-	(1,376)	100.0%
Other (income) expense, net	23,031	(1,341)	24,372	NM
Adjusted EBITDA	$178,913	$158,280	$20,633	13.0%
Adjusted EBITDA margin	53.1%	49.7%

Less: Capital expenditures	$75,235	$86,028	$(10,793)	(12.5)%
Capital expenditures as a percentage of net income	70.8%	160.5%
Capital expenditures as a percentage of Adjusted EBITDA	42.1%	54.4%

Adjusted EBITDA less capital expenditures	$103,678	$72,252	$31,426	43.5%

NM = Not meaningful.

	Three Months Ended December 31,
(dollars in thousands)	2020	2019	$ Change	% Change
Net cash provided by operating activities	$175,391	$156,556	$18,835	12.0%
Capital expenditures	(75,235)	(86,028)	10,793	(12.5)%
Interest expense	20,758	19,038	1,720	9.0%
Amortization of debt issuance costs	(975)	(1,119)	144	(12.9)%
Income tax provision	41,133	17,197	23,936	139.2%
Changes in operating assets and liabilities	(19,579)	(9,300)	(10,279)	110.5%
Increase in deferred income taxes	(39,356)	(27,299)	(12,057)	44.2%
Loss on deferred compensation	159	106	53	50.0%
Acquisition-related costs	-	2,268	(2,268)	(100.0)%
Write-off of debt issuance costs	(6,181)	(3)	(6,178)	NM
System conversion costs	406	1,541	(1,135)	(73.7)%
Rebranding costs	1,636	636	1,000	157.2%
Fair value adjustment	(17,510)	-	(17,510)	100.0%
Other (income) expense, net	23,031	(1,341)	24,372	NM
Adjusted EBITDA less capital expenditures	$103,678	$72,252	$31,426	43.5%

NM = Not meaningful.

CABLE ONE, INC.
RECONCILIATIONS OF NON-GAAP MEASURES
(Unaudited)

	Year Ended December 31,
(dollars in thousands)	2020	2019	$ Change	% Change
Net income	$304,391	$178,582	$125,809	70.4%
Net profit margin	23.0%	15.3%

Plus: Interest expense	73,607	71,729	1,878	2.6%
Income tax provision	76,317	55,233	21,084	38.2%
Depreciation and amortization	265,658	216,687	48,971	22.6%
Equity-based compensation	14,592	12,300	2,292	18.6%
Severance expense	-	215	(215)	(100.0)%
Loss on deferred compensation	231	400	(169)	(42.3)%
Acquisition-related costs	3,873	9,590	(5,717)	(59.6)%
(Gain) loss on asset sales and disposals, net	(1,072)	7,187	(8,259)	(114.9)%
System conversion costs	1,350	4,828	(3,478)	(72.0)%
Rebranding costs	2,731	7,294	(4,563)	(62.6)%
Gain on sale of business	(82,574)	-	(82,574)	100.0%
Equity method investment earnings	(1,376)	-	(1,376)	100.0%
Other expense, net	16,411	4,907	11,504	234.4%
Adjusted EBITDA	$674,139	$568,952	$105,187	18.5%
Adjusted EBITDA margin	50.9%	48.7%

Less: Capital expenditures	293,229	262,352	30,877	11.8%
Capital expenditures as a percentage of net income	96.3%	146.9%
Capital expenditures as a percentage of Adjusted EBITDA	43.5%	46.1%

Adjusted EBITDA less capital expenditures	$380,910	$306,600	$74,310	24.2%

	Year Ended December 31,
(dollars in thousands)	2020	2019	$ Change	% Change
Net cash provided by operating activities	$574,371	$491,741	$82,630	16.8%
Capital expenditures	(293,229)	(262,352)	(30,877)	11.8%
Interest expense	73,607	71,729	1,878	2.6%
Amortization of debt issuance costs	(4,305)	(4,646)	341	(7.3)%
Income tax provision	76,317	55,233	21,084	38.2%
Changes in operating assets and liabilities	40,426	(18,118)	58,544	NM
Decrease in deferred income taxes	(87,182)	(50,011)	(37,171)	74.3%
Loss on deferred compensation	231	400	(169)	(42.3)%
Acquisition-related costs	3,873	9,590	(5,717)	(59.6)%
Severance expense	-	215	(215)	(100.0)%
Write-off of debt issuance costs	(6,181)	(4,210)	(1,971)	46.8%
System conversion costs	1,350	4,828	(3,478)	(72.0)%
Rebranding costs	2,731	7,294	(4,563)	(62.6)%
Fair value adjustment	(17,510)	-	(17,510)	100.0%
Other expense, net	16,411	4,907	11,504	234.4%
Adjusted EBITDA less capital expenditures	$380,910	$306,600	$74,310	24.2%

NM = Not meaningful.

CABLE ONE, INC.
OPERATING STATISTICS
(Unaudited)

	As of December 31,		Change
(in thousands, except percentages and ARPU data)	2020	2019	Amount	%
Homes Passed	2,301	2,326	(25)	(1.1)%

Residential Customers	884	822	61	7.5%

Data PSUs	777	695	82	11.8%
Video PSUs	248	298	(51)	(17.0)%
Voice PSUs	89	105	(15)	(14.8)%
Total residential PSUs	1,114	1,098	16	1.4%

Business Customers	85	85	0	0.3%

Data PSUs	80	78	2	2.4%
Video PSUs	13	16	(3)	(18.4)%
Voice PSUs	35	35	1	1.6%
Total business services PSUs	128	129	(0)	(0.3)%

Total Customers	969	907	62	6.8%
Total non-video	707	592	115	19.5%
Percent of total	73.0%	65.2%

Data PSUs	857	773	84	10.8%
Video PSUs	260	314	(54)	(17.1)%
Voice PSUs	124	139	(15)	(10.7)%
Total PSUs	1,242	1,227	15	1.2%

Penetration
Data	37.3%	33.2%		4.1%
Video	11.3%	13.5%		(2.2)%
Voice	5.4%	6.0%		(0.6)%

Share of Fourth Quarter Revenues
Residential data	52.3%	47.1%		5.2%
Business services	17.5%	17.9%		(0.4)%
Total	69.8%	65.0%		4.8%

ARPU - Fourth Quarter
Residential data(1)	$75.65	$71.72	$3.93	5.5%
Residential video(1)	$101.46	$94.30	$7.16	7.6%
Residential voice(1)	$42.51	$40.52	$1.99	4.9%
Business services(2)	$231.88	$224.41	$7.47	3.3%

Note:	All totals, percentages and year-over-year changes are calculated using exact numbers. Minor differences may exist due to rounding.
(1)

Average monthly revenue per unit (“ARPU”) values represent the applicable quarterly residential service revenues (excluding installation and activation fees) divided by the corresponding average of the number of PSUs at the beginning and end of each period, divided by three, except that for any PSUs added or subtracted as a result of an acquisition or divestiture occurring during the period, the associated ARPU values represent the applicable residential service revenues (excluding installation and activation fees) divided by the pro-rated average number of PSUs during such period.

(2)

ARPU values represent quarterly business services revenues divided by the average of the number of business customer relationships at the beginning and end of each period, divided by three, except that for any business customer relationships added or subtracted as a result of an acquisition or divestiture occurring during the period, the associated ARPU values represent business services revenues divided by the pro-rated average number of business customer relationships during such period.